ADDENDUM TO INDEPENDENT CONTRACTOR AGREEMENT

This Addendum to the Independent Contractor Agreement is made and effective on March 15th, 2017, and it becomes part of the previous Agreement dated on March 15th, 2015.

BETWEEN: **EUROSPORT ACTIVE WORLD CORP (EAWC Technologies)** (the "Independent Contractor"), a company organized and existing under the laws of the Florida, in United States of America, with its head office located at:
2000 Blvd. Ponce de Leon, 6th Floor, 33134 Miami Florida- United States of America (USA)

AND: **EAWC TECNOLOGIAS VERDES SA DE CV** (the "Company"), a company organized and existing under the laws of the QUINTANA ROO, State of MEXICO with its head office located at:
AV BONAMPAK SM6 MZ1 L1 CENTRO CORPORATIVO 5to Floor – Cancun 77500 – Quintana Roo, Mexico.

On light of the proposed financial structure by the financial partners of the Company (The Investors) and the reviewed Project Standards and Specification Report presented by the Independent Contractor for the WtE Plant in Chiapas, Mexico; which included the minimum requirements for handling of the project; parties agreed to amend the following points of the agreement signed on March 15th, 2015.

Point 2. TERMS

This Agreement shall continue until terminated at the completion of the Scope of Work which shall occur within the time frame of Two years further confirmation of the project (s) been granted by the required financing or by either party as otherwise provided herein.

Point 3. TASKS, DUTIES, AND SCOPE OF WORK

a. Independent Contractor agrees to devote as much time, attention, and energy as necessary to complete or achieve the following: to design and build FIVE waste-to-energy (WtE) plants in the state of Chiapas (1), State of Mexico (1), State of Quintana Roo (2) and State of Hidalgo (1). (Each plant is expected to deliver 50 - 125 Mw/hour). including all activities pertaining to the production of drawings, data sheets, specifications, covering all technical aspects of the job, including the execution of the studies, analysis and detailed designs which are necessary to allow the designer to place purchase orders for the supply of equipment and materials, and to award such subcontracts as are planned for fabrication, installation, construction and pre-commissioning of the facilities. Basis of the Works to be executed during the detailed design phase shall be the Basic Engineering Design Packages and Company's Standards / Specifications. A detailed Design Engineering & Procurement Project Standards and Specifications would be provided once all the necessary formalities mutually agreed upon including signing of all the Agreement between the 'Company' and the 'Independent Contractor', take place in accordance with the 'Contract'.
The above to be referred in this Agreement as the "Scope of Work". It is expected that the Scope of Work will be completed within the time frame of Two years further confirmation of the project (s) been granted by the required financing.

b. Independent Contractor shall additionally perform any and all tasks and duties associated with the Scope of Work set forth above, including but not limited to, work being performed already

or related change orders. Independent Contractor shall not be entitled to engage in any activities which are not expressly set forth by this Agreement.

c. The books and records related to the Scope of Work set forth in this Agreement shall be maintained by the Independent Contractor at the Independent Contractor's principal place of business and open to inspection by Company during regular working hours. Documents to which Company will be entitled to inspect include, but are not limited to, any and all contract documents, change orders/purchase orders and work authorized by Independent Contractor or Company on existing or potential projects related to this Agreement.

d. Independent Contractor shall be responsible to the management and directors of Company, but Independent Contractor will not be required to follow or establish a regular or daily work schedule. Supply all necessary equipment, materials and supplies. Independent Contractor will not rely on the equipment or offices of Company for completion of tasks and duties set forth pursuant to this Agreement. Any advice given Independent Contractors regarding the scope of work shall be considered a suggestion only, not an instruction. Company retains the right to inspect, stop, or alter the work of Independent Contractor to assure its conformity with this Agreement.

Point 5. COMPENSATION

a. Independent Contractor shall be entitled to compensation for performing those tasks and duties related to the Scope of Work as follows: On an initial range of 4% of total cost for each project as well as of 6.5% as royalties on the sale of electricity generated by the project in Chiapas exclusively.

b. Further confirmation of each of the projects been granted with the required financing, which the Company is coordinating; such compensation shall become due and payable to Independent Contractor in the following time, place, and manner:

- 1% of 4% of total cost when the Final Engineering, Procurement and Construction Agreement be signed by both parties and the detailed design engineering & procurement (Project Design Specifications) for the related project would be approved by both parties);
- 2% of 4% of total cost when the final design of the related Waste to Energy Plant would be approved by both parties;
- 1% of 4% of total cost when construction of the related plant begins and;
- 1% of 4% of total cost when the operation of the related plant is been cleared by the Company.
- The 6.5% as royalties for the sale of the WtE Plant in Chiapas, would be covered with an independent agreement which would indicate the production of energy generated by the plant and the related financial plan for sales would be completed.
- Payment instructions would be indicated on time by the Independent Contractor;

Point 24. CONTAINMENT OF ENTIRE AGREEMENT

This addendum becomes an official part of the Agreement and supersedes any and all other Agreements, either oral or in writing, between the parties hereto, except any Confidentiality, Trade Secret, Non-Compete, Non-Disclosure, Indemnification or Arbitration Agreement. This Addendum contains all of the updated covenants and Agreements between the parties, except for those set forth in the agreement signed on March 15th, 2015 that are not mentioned herein and those in any Confidentiality, Trade Secret, Non-Compete, Non-Disclosure, or Arbitration Agreement.

25. PARTIAL INVALIDITY

If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.

26. GOVERNING LAW & LANGUAGE

This Agreement shall be governed by, and construed under, the laws of the Quintana Roo State of Mexico. And would be translated as well in Spanish for its official local purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

Authorized Signature
Diego Andres Lherisson
Legal Representative

INDEPENDENT CONTRACTOR

EAWC Technologies
real solutions for real needs
2000 Blvd. Ponce de Leon
6th floor - Miami, FL, USA

Authorized Signature
Ralph Max Hofmeier -CEO